Exhibit 99.7

Monday, June 1, 2009

Dear :

Last month, I informed you of BioClinica’s intention to acquire etrials Worldwide. As we are a publicly traded company and the proposed BioClinica transaction was not yet finalized, etrials was obligated to consider superior offers. As a result, the etrials Board of Directors has agreed to accept a superior offer to acquire etrials by Merge Healthcare, Incorporated. The merger agreement between etrials and Merge was signed May 30, 2009, and the transaction is scheduled to close in July 2009.

A true pioneer in medical imaging software and services, Merge Healthcare’s solutions help solve mission-critical issues for radiology practices, outpatient imaging centers, hospitals, imaging companies, distributors, pharmaceutical companies and device manufacturers worldwide.

We are extremely excited about this merger and strongly believe it provides our customers and business with the added financial strength, critical mass, additional imaging capabilities, experience and stability of a larger, international organization that shares our deep commitment to providing superior customer service and innovative eClinical solutions.

Merge has participated in the clinical trials market by providing image management and measurement solutions.  Now, etrials’ EDC, IVR/IWR and eDiary solutions are planned to become the flagship products of Merge’s eClinical division, while also providing a platform for Merge’s clinical trials imaging solutions.

I want to emphasize our commitment to minimizing any possible effect this process may have on your study project work. I would also like to point out that there is no product or customer overlap between etrials and Merge.  Our expectation is that you will not need to do anything different to continue to work with etrials.

Over the coming days, we will be contacting you directly to personally address any of your individual questions.

Meanwhile, please see the attached Frequently Asked Questions document or visit the Merge Healthcare web site (www.merge.com) to learn more.

Thank you very much for your continued partnership and support.

Sincerely,

M. Denis Connaghan
President and CEO